Exhibit 10.27

January 1, 2003

Primus Knowledge Solutions, KK

Ebisu Prime Sq. Tower

1-1-39 Hiroo, Shibuya-ku

Tokyo, JAPAN 150

Re:

Addendum Three to Amended and Restated Distribution Agreement (“Distribution
Agreement”), effective March 31, 2000, as amended, between Primus Knowledge
Solutions, Inc. (“Primus”) and Primus Knowledge Solutions, KK (“Distributor”)

Dear Partner:

We have recently discussed a number of issues with respect to our Agreement. This Addendum Three will clarify and memorialize our agreement on these points. Except as otherwise expressly defined in this Amendment, capitalized terms shall have the meanings ascribed to them in the Distribution Agreement.

Therefore, we hereby agree to amend our Distribution Agreement as follows:

1.	Guaranteed Annual Minimum Payment—Modified Payment Schedule and Transitional Resource Allocation Plan

Section 7.10 to the Distribution Agreement is amended as follows:

(1) Modified Payment Schedule for 2003-2004 Term. Primus and Primus KK agree to amend the schedule and structure of the Guaranteed Annual Minimum for a period of two (2) calendar years beginning January 1, 2003 and ending December 31, 2004 (the “Modified Payment Schedule Term”). During the Modified Payment Schedule Term, the Benchmark and Baseline Payments will be modified as outlined in Schedule 1 to this Amendment. The Second Bi-Annual Baseline for the period ended March 31, 2003 will be $350,000. Thereafter the First Bi-Annual Baseline and Second Bi-Annual Baseline will be changed to a Guaranteed Quarterly Minimum measured by four quarterly periods, (“Quarterly Baseline(s)”) and, within each Quarterly Baseline, three fixed monthly minimum payments (“Monthly Payment(s)”). Distributor will pay Primus the difference between the Software Distribution Fees actually accrued during any respective quarterly period (as adjusted for any carryover as set forth in (2) below) and the applicable minimums of the Quarterly Baseline. During the Modified Payment Schedule Term, each Monthly Payment is $41,667, and the Quarterly Baselines are $250,000.

(a) After Expiration of the Modified Payment Schedule Term. If, before the end of December 31, 2004, Distributor demonstrates to Primus both business viability and sufficient revenue growth for Primus to reasonably consider extending the above 50% resource allocation for the succeeding year, the parties will meet to discuss the continuation of such terms. If the parties fail to agree on a continuation into the succeeding year, then after the Modified Payment Schedule Term, the schedule and structure of the Guaranteed Annual Minimum set forth in Section 7.10 of the Distribution Agreement shall continue beginning January 1, 2005 on the terms set forth in subsection (4) of Section 7.10 and as depicted in the Table attached to Addendum Two.

(2) Shortfalls and Excess Amounts in the Quarterly Baseline for the Modified Payment Schedule Term. Quarterly Baselines represent the total amount of Software Distribution Fees accrued during any three-month Quarterly Baseline Period. Distributor will pay to Primus the shortfall between the Software Distribution Fees actually accrued during any Quarterly Baseline Period and the applicable Quarterly Baseline (each of such payments called a “Baseline Adjustment”). During the Quarterly Baseline Period, accrued Software Distribution Fees that exceed an applicable Quarterly Baseline shall be carried forward and applied to the next Quarterly Baseline Period(s) within the same calendar year of the Modified Payment Schedule Term (but not between calendar years of the Modified Payment Schedule Term), but not to any period thereafter, but such excess shall not be retroactively applied to reduce a previous Baseline Adjustment. Baseline Adjustments are due within seventy-five (75) days of the applicable Quarterly Period and shall not be considered purchases of additional Software or any other form of credit.

(3) Primus Minimum Resource Commitment. Beginning February 1, 2003, to further facilitate Distributor taking a more active role in product development, Primus will allocate resources to projects selected by Distributor, and reasonably approved by Primus, valued at no less than the Monthly Payment. The value of allocated resources will include all salary, benefits, direct expenses, and allocation of overhead. Primus will provide a monthly accounting of the resources allocated to Distributor. To the extent allocation of Primus resource does not meet the required Monthly Payment, as Distributor’s sole remedy for such failure the shortfall may be withheld from the Monthly Payment, and if applicable, such shortfall concerning the Monthly Payment may be withheld from the applicable Baseline Adjustment payment, until the resources allocated by Primus are expended in an amount equivalent to the value withheld or suspended, at which time such suspended/withheld payment shall be made with the next payment owing. Allocated resources will work on initiatives and priorities as selected and communicated by Primus KK, and reasonably approved by Primus. Any excess allocation of resources in a month beyond the Monthly Payment will be first allocated to any prior shortfall, if any, and then shall be carried forward for application against any future shortfall, if any. If for any reason Primus KK does not desire or request projects requiring resources of at least the Monthly Payment and such resources are not made available, the Monthly Payment shall still be made. During the Modified Payment Schedule Term, paid-up, but unallocated resources in any one-month may be carried over for two (2) successive fiscal quarters of Primus KK.

2.	U.S. Product Roadmap

To further coordinate resources and enable greater synergies of product development and marketing strategies, Primus will provide Primus KK with its U.S. product development roadmap on a periodic basis, but no less than twice a year (if available), and promptly notify Primus KK of any material changes (as determined by Primus) thereto as may arise from time-to-time. Such roadmap will only be made available in the form and detail as Primus uses for its internal management product reviews.

3.	Japan Product Development Plan

At the end of each calendar year, Primus and Primus KK will coordinate on the Primus KK product development plan for the following year, and then review the plan periodically throughout the year, but no less than once, in order to, among others, measure performance against plan, assess changing conditions, and address issues that may from time-to-time require greater coordination and discussion.

4.	Source Code Limited License

A.	Scope. Distributor desires to obtain the source code (excluding any and all third party software, collectively, “Source Code”) and one (1) copy of the existing, written explanatory materials related to and appropriate to understand the use and operation of the Software (the “Documentation”) for the Software that is currently being distributed under the Distribution Agreement, and any and all upgrades, updates or new versions of such code line.

B.

Limited License.    Primus hereby grants Distributor a limited, nonexclusive, nontransferable, non-assignable license to use the Source Code and Documentation solely to (i) develop or modify the Software for localization purposes for license in the Territory, (ii) perform additional customization work necessary or desirable to meet the local commercial needs of customers in the Territory; and (iii) determine and isolate technical support issues and potential workarounds, fixes, and other changes to the Source Code (all such changes and modifications are “New Works”) only as necessary for Distributor to support its ability to license Software in the Territory and support its customer’s use of the Software, all in accordance with the Distribution Agreement. Notwithstanding the rights granted in the preceding sentence, under no circumstances, however, is Distributor granted the right to nor may Distributor use the Source Code and Documentation in development of any other product or program. All New Works shall be the sole and exclusive property of Primus. Distributor shall provide source code (and/or object code as requested by Primus) copies of all such New Works (and related Documentation thereto) to Primus or its representative upon request. Distributor’s use of the Source Code, Documentation and all New Works shall be subject to the rights and restrictions set forth in the Distribution Agreement concerning the Software generally, except as expressly stated otherwise herein. Distributor shall execute all confirmatory assignments reasonably requested by Primus for any and all New Works. In addition to treating the Source Code and Documentation as Confidential Information of Primus under the Confidential Information Agreement, Distributor shall secure and maintain the Source Code and source code to New Works (and related Documentation thereto) as a Trade Secret of Primus, in accordance with the provisions of the Distribution Agreement and applicable law, permitting access to the Source Code and source code to New Works (and related Documentation thereto) only by Primus or full time employees of Distributor with a need-to-know who have (1) been pre-approved to have access to the Source Code by Primus and (2) executed a confidentiality agreement containing obligations on limited use and non-disclosure approved by Primus or its representative, provided such obligations shall be substantially similar to the confidentiality obligations set forth in the Confidential Information Agreement.

C.	INAPPLICABLE SECTIONS. Sections 4 (Primus Obligations), 5 (Other Obligations of the Parties), 6 (Ordering and Shipment), 7 (Fees and Payment), 8 (Trademark Matters), and 9 (Warranties) and Schedule 3 (Secondline Support) of the Distribution Agreement shall not apply to Source Code delivered to Distributor for the limited uses granted this Addendum Three.

D.	SOURCE CODE DELIVERY: Primus will make original delivery of source code materials as soon as reasonably practical after execution and delivery of this Addendum Three. Thereafter for the duration of the effectiveness of the Distribution Agreement, Primus will deliver the Source Code and Documentation upon Distributor’s request within a reasonable period of time not to exceed thirty (30) days and/or within thirty (30) days of the commercial release in the U.S. of any and all upgrades, updates or new versions of the code line. All deliveries will be made in electronic format.

E.	DISCLAIMER OF WARRANTY. The Source Code is provided free of charge, and by itself may not be supported by Primus (provided, however, that the lack of support for Source Code or New Works will not alter Primus’s Secondline Support obligations under the Distribution Agreement). Primus will not have no obligation to support any modifications or changes to the Source Code made by Distributor. Primus will have no obligation to support New Works. Distributor acknowledges that (i) the Source Code may contain errors, “bugs” or other imperfections that may result in failure of the Source Code to perform as intended and may not satisfy all of Distributor’s requirements and (ii) use of the Source Code may not be uninterrupted or error-free. The Source Code is provided “AS IS” and with all faults. PRIMUS DISCLAIMS AND DISTRIBUTOR WAIVES AND RELEASES ALL RIGHTS AND REMEDIES OF DISTRIBUTOR, AND ALL WARRANTIES, OBLIGATIONS, AND LIABILITIES OF PRIMUS, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY BUG, ERROR, OMISSION, DEFECT, DEFICIENCY, OR NONCONFORMITY IN ANY SOURCE CODE, OTHER ITEMS, OR SERVICES FURNISHED UNDER THIS SECTION 4 OF ADDENDUM THREE, INCLUDING BUT NOT LIMITED TO ANY: (A) IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE;

(B) IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE; (C) CLAIM OF INFRINGEMENT; OR (D) STATUTORY REMEDY.

F.	LIMITATION ON LIABILITY. IN NO EVENT SHALL PRIMUS, OR ITS OFFICERS, DIRECTORS, EMPLOYEES, OR REPRESENTATIVES BE LIABLE (WHETHER IN TORT OR CONTRACT, UNDER STATUTE OR OTHERWISE) FOR ANY INDIRECT, SPECIAL, RELIANCE, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, LOSS OF INFORMATION AND THE LIKE, ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS SECTION 4 OF ADDENDUM THREE, OR THE INSTALLATION, USE, INABILITY TO USE OR RESULTS OF USE OF THE SOURCE CODE, EVEN IF PRIMUS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DISTRIBUTOR AGREES THAT THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO DISTRIBUTOR FOR CLAIMS RELATED TO THE SUBJECT MATTER OF THIS SECTION 4 OF ADDENDUM THREE SHALL BE LIMITED TO RECOVERY OF ACTUAL DIRECT DAMAGES NOT IN EXCESS OF $50. THE PARTIES AGREE THAT THE LIMITATIONS PROVIDED IN THIS SECTION F SHALL SURVIVE AND CONTINUE IN FULL FORCE AND EFFECT DESPITE ANY FAILURE OF ANY EXCLUSIVE REMEDY. FOR THE AVOIDANCE OF DOUBT, THE LIMIATIONS OF LIABILITY IMPOSED BY THIS SECTION F SHALL APPLY SOLELY WITH RESPECT TO CLAIMS ARISING UNDER THIS SECTION 4 OF ADDENDUM THREE AND SHALL NOT CONSTITUTE IN ANY WAY AN AMENDMENT OR MODIFICATION OF THE DISTRIBUTION AGREEMENT.

G.	TERMINATION. Primus may terminate the rights and licenses granted under this Section 4 of this Addendum Three immediately upon breach of the Distribution Agreement on notice to Distributor and without any other action on the part of Primus. Within ten (10) working days after notice, Distributor will deliver to Primus all copies of the Source Code or any New Works (and related Documentation) based thereon.

Except as expressly stated above, this letter Addendum provides no other consent, express or implied, to materially modify the Distribution Agreement.

Please indicate your agreement to this letter by executing the enclosed duplicate in the space provided below. This Addendum Three shall be effective as of January 1, 2003 on the terms set forth above (the “Effective Date”).

Sincerely,	Agreed and Accepted:

Primus Knowledge Solutions, Inc.	Primus Knowledge Solutions, KK

By: /s/ Taizo Otahara
/s/ Ron Stevens	Name: Taizo Otahara

Ronald M. Stevens	Its: President

Chief Financial Officer	Date: Jan. 27, 2003

Schedule 1

Modified Payment Schedule

The following table depicts the schedule and structure of the Guaranteed Annual Minimum Payment:

	Original Benchmark and Baseline Payment Schedule		Amended Benchmark and Baseline Payment Schedule
Period Ended:	Benchmark	Baseline	Monthly Payment	Baseline
December 31, 2002			$100,000
January 31, 2003			$41,667
February 28, 2003			$41,667
March 31, 2003	$100,000	$600,000	$41,667	$350,000

Total	$100,000	$600,000	$225,001	$350,000

April 30, 2003			$41,667
May 31, 2003			$41,667
June 30, 2003	$100,000		$41,667	$250,000
July 31, 2003			$41,667
August 31, 2003			$41,667
September 30, 2003	$100,000	$400,000	$41,667	$250,000
October 31, 2003			$41,667
November 30, 2003			$41,667
December 31, 2003	$100,000		$41,667	$250,000
January 31, 2004			$41,667
February 29, 2004			$41,667
March 31, 2004	$100,000	$600,000	$41,667	$250,000

Total	$500,000	$1,000,000	$500,004	$1,000,000

April 30, 2004			$41,667
May 31, 2004			$41,667
June 30, 2004	$100,000		$41,667	$250,000
July 31, 2004			$41,667
August 31, 2004			$41,667
September 30, 2004	$100,000	$400,000	$41,667	$250,000
October 31, 2004			$41,667
November 30, 2004			$41,667
December 31, 2004	$100,000		$41,667	$250,000

Total	$300,000	$400,000	$375,003	$750,000

	Shortfalls paid as Quarterly Adjustment within 75 days of end of Q-B Period; no excess carried back for Q-A Period Adjustment	Shortfalls paid as Baseline Adjustment within 75 days of end of Q-B Period; no excess carried forward into Second Bi- Annual Baseline Period	Monthly Payments made against Quarterly Baseline	Baseline Shortfalls paid as Baseline Adjustment within 75 days of end of Q-B Period; excess carried forward into next Quarterly Baseline, but only for each calendar year.